EXHIBIT(3)(1)(vi)

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89707-4299

(775) 684-5708

Website: www.nvsos.gov

FILED: 10:55AM 01/07/2010

Document #: 20100007434-11

Entity #: E0315782007-3

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

FOR

NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.

Name of Corporation:

Cannabis Science, Inc.

2.

The articles have been amended as follows (provide article numbers, if available):

Article 3 – Shares:

The number of shares with par value shall be increased to 250,000,000, with no change in par value. The Company is therefore authorized to issue the following shares:

250,000,000 shares of common stock, $0.001 par value per share; and

1,000,000 shares of preferred stock, $0.001 par value per share.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: November 30, 2009

4.

Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5.

Signature (Required):

 x

/s/ Robert Melamede

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State amend Profit-After Revised  3-6-09